CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds III of our reports dated February 27, 2025, relating to the financial statements and financial highlights of AMG Veritas Asia Pacific Fund and AMG GW&K ESG Bond Fund, which appear in AMG Funds III’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 30, 2025